Exhibit 99.1

Exicure, Inc. Receives Extension from Nasdaq Hearings Panel

CHICAGO, IL. — September 18, 2024 — Exicure, Inc. (“Exicure” or the “Company”) (Nasdaq: XCUR), announced today that on September 17, 2024, the Company received notice that the Nasdaq Hearings Panel (“Panel”) granted an extension to continue the Company’s listing subject to the Company evidencing compliance with all applicable criteria for continued listing on The Nasdaq Capital Market by November 14, 2024. The Company is diligently working to timely satisfy the terms of the Panel’s requests and to ensure the Company’s continued listing on Nasdaq.

As previously announced, the Company has regained compliance with Nasdaq’s minimum bid price requirement and exchanged approximately $1,000,000 of indebtedness for equity at a conversion price of $3.00 per share.

About Exicure

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. There can be no assurance regarding our ability to comply with the Panel’s decision and the applicable listing criteria by the deadline or thereafter. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual outcomes to differ materially from the outcomes expressed or implied by this report. Such risks include, among others, the possibility we will not be able to cure existing listing deficiencies, the possibility of additional deficiencies, the risk that the Company may not adequately comply with the terms of the Panel’s decision, and the risk that Nasdaq will ultimately delist the Company's common stock. All such factors are difficult to predict and may be beyond the Company’s control. The Company undertakes no obligation and does not intend to update or revise any forward-looking statements contained herein, except as required by law or regulation. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Media Contact:
Josh Miller
847-673-1700
media@exicuretx.com

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